Exhibit 99.1
                                                             ------------

                        Triarc Companies, Inc.
                           280 Park Avenue
                          New York, NY 10017


                                                          For Immediate Release

CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com


       TRIARC ELECTS RUSSELL V. UMPHENOUR, JR, DIRECTOR OF TRIARC


New York, NY, August 11, 2005 -- Triarc Companies, Inc. (NYSE: TRY, TRY.B) announced today that its Board of Directors elected Russell V. Umphenour, Jr. a director of the Company.

     Mr. Umphenour, 61, is the former Chief Executive Officer of RTM Restaurant Group ("RTM"), which he founded in 1973. On July 25, 2005, Triarc completed its acquisition of RTM, which was Arby's largest franchisee, with 775 Arby's restaurants in 22 states. In connection with Triarc's acquisition of RTM, Mr. Umphenour became the beneficial owner of approximately 3.6 million shares of Triarc's Class B Common Stock, Series 1 (NYSE: TRY.B).

     Prior to founding RTM, Mr. Umphenour was an Executive Vice President and a stockholder of an Arby's franchisee in Louisville, Kentucky. He attended Evangel College in Springfield, Missouri.

     Commenting on Mr. Umphenour's election, Nelson Peltz, Chairman and Chief Executive Officer of Triarc, said: "We are delighted to welcome Russ Umphenour to Triarc's Board of Directors. We look forward to drawing upon Russ's extensive knowledge of the restaurant industry, his significant operating expertise and his entrepreneurial management skills as we work to grow the Arby's Restaurant Group and enhance shareholder value at Triarc."

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with $10.2 billion under management as of August 1, 2005.

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